Exhibit 10.2

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of April 24, 2008, by and between EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company (“Landlord”), and NETSUITE INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant (as successor to Netsuite, Inc., a California corporation) are parties to that certain lease dated August 2, 2005 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 58,769 rentable square feet (the “Original Premises”) described as: (i) Suite 100 consisting of approximately 15,747 rentable square feet located on the first floor of the building; (ii) Suite 110 consisting of approximately 13,134 rentable square feet located on the first floor of the building; and (iii) Suite 200 consisting of approximately 29,888 rentable square feet located on the second floor of the building all located at the building commonly known as Peninsula Office Park Building 9 located at 2955 Campus Drive, San Mateo, California (the “Building”).

B.	The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 33,954 rentable square feet described as Suite 400 on the fourth floor of the Building and shown on Exhibit A attached hereto (the “Expansion Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion; Expansion Effective Date.

1.01.	Effective as of the Expansion Effective Date (defined in Section 1.02 below), the Premises shall be increased from 58,769 rentable square feet on the first and second floors to 92,723 rentable square feet on the first, second and fourth floors by the addition of the Expansion Space, and, from and after the Expansion Effective Date, the Original Premises and the Expansion Space shall collectively be deemed the Premises. The term of the Lease for the Expansion Space (the “Expansion Term”) shall commence on the Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the last day of the term of the Lease for the Original Premises (which the parties acknowledge is August 31, 2012, subject to Tenant’s extension rights pursuant to Section 2 of Exhibit F to the Lease and Section 8.03 hereof). From and after the Expansion Effective Date, the Expansion Space shall be subject to all the terms and conditions of the Lease except as expressly modified herein, and except that Tenant shall not be entitled to again receive, with respect to the Expansion Space, any allowance, free rent or other financial concession first granted with respect to the Original Premises unless such concession is expressly provided for herein with respect to the Expansion Space.

1.02.

As used herein, “Expansion Effective Date” means the date on which Landlord delivers possession of the Expansion Space to Tenant free from occupancy by any party; provided, however, that the Expansion Effective Date shall be no earlier than June 1, 2008. No delay in the Expansion Effective Date shall subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the termination date under the Lease shall not be similarly extended. Notwithstanding the foregoing, if the Expansion Effective Date has not occurred on or before the Required Delivery Date (defined below), Tenant, as its sole remedy, may terminate this Amendment as set forth herein by giving Landlord written notice of termination on or before the date that is 5 Business Days after the Required Delivery Date. In such event and except as otherwise explicitly set forth herein, this Amendment shall be deemed null and void and of no further force or effect, and the parties hereto otherwise shall have no further responsibilities or obligations to each other with respect to this Amendment. Notwithstanding the foregoing, if the Tenant terminates this Amendment in accordance with this Section 1.02, the parties shall continue to be bound by the following provisions of this Amendment: Section 8.04 (entitled, “Additional Monument Signage”), Section 8.06 (entitled, “Logo Signage”) and Section 8.09 (entitled, “Security Cameras”). The “Required Delivery Date” shall mean September 1, 2008; provided, however, that Landlord and Tenant acknowledge and agree that the Required Delivery Date shall be postponed by the number of days the Expansion Effective Date is delayed due to events of Force Majeure.

1.03.	At any time after the Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) Business Days after receiving it. If Tenant fails to execute and return (or reasonably object in writing to) such notice within five (5) Business Days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

2.	Base Rent. With respect to the Expansion Space during the Expansion Term, the schedule of Base Rent shall be as follows:

Period During Expansion Term	Annual Rate Per Square Foot	Monthly Base Rent
Expansion Effective Date through last day of 12th full calendar month of Expansion Term	$54.60	$154,490.70
13th through 24th full calendar months of Expansion Term	$56.78	$160,659.01
25th through 36th full calendar months of Expansion Term	$59.06	$167,110.27
37th through 48th full calendar months of Expansion Term	$61.42	$173,787.89
49th full calendar month of Expansion Term through last day of Expansion Term	$63.88	$180,748.46

Notwithstanding the foregoing, so long as no Default (defined in 18 of the Lease) exists, Tenant shall be entitled to an abatement of Base Rent, in the amount of $154,490.70 per month, for the first two (2) consecutive months of the Expansion Term (“Expansion Space Abatement Period”).

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended.

3.	Security Deposit. No security deposit shall be required in connection with this Amendment.

4.	Tenant’s Pro Rata Share. With respect to the Expansion Space during the Expansion Term, Tenant’s Pro Rata Share shall be 27.4791%.

5.	Expenses and Taxes. With respect to the Expansion Space during the Expansion Term, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Expansion Space during the Expansion Term, the Base Year for Expenses and Taxes shall be 2008.

6.	Improvements to Expansion Space.

6.01.	Condition of Expansion Space. Tenant agrees to accept the Expansion Space “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Notwithstanding the foregoing, (a) the Expansion Space shall be delivered in broom-clean condition and (b) except to the extent caused by Tenant or any Tenant Related Parties (as such term is defined in Section 13 of the Lease), those portions of the Base Building (as such term is defined in Section 5 of the Lease) serving the Expansion Space shall be in good, watertight condition and working order as of the date Landlord delivers possession of the Expansion Space to Tenant. If the Expansion Space is not in such condition, Landlord shall be responsible for causing the same to conform to such condition in accordance with Section 9.02 of the Lease. Notwithstanding the foregoing, Tenant, and not Landlord, shall be responsible, at Tenant’s cost, for any repairs and for the correction of any defects or conditions that arise out of or in connection with the use of the Expansion Space by Tenant, its agents, employees or contractors for any purpose other than the Permitted Use, the acts or omissions of Tenant, its agents, employees or contractors (whether pursuant to the terms hereof or pursuant to the Lease), any repairs, alterations, additions or improvements performed by or on behalf of Tenant (whether pursuant to the terms hereof or pursuant to the Lease), and any design or configuration of the Expansion Space created by or for Tenant which specifically results in such defect in the Base Building serving the Expansion Space.

6.02.	Compliance with Laws; Use. Tenant’s use of the Expansion Space shall be subject to the first 6 sentences of Section 5 of the Lease. Solely in relation to the Expansion Space, the remaining portion of Section 5 shall be of no force or effect and the following provisions shall govern:

(a) Hazardous Materials. Notwithstanding the provisions of Section 5 of the Lease, Landlord shall cause the removal, remediation or clean up of (1) Hazardous Materials which are existing in the Expansion Space in violation of Laws on the date Landlord delivered to Tenant possession of the Expansion Space, (2) asbestos or asbestos containing material which exists in the Expansion Space on or before the date Landlord delivered to Tenant possession of the Expansion Space, solely to the extent that clean up, removal or remediation of such materials is necessitated by the construction of the Tenant Improvement Work (as defined in Exhibit B attached hereto), (3) lead or lead containing material which exists in the Expansion Space on or before the date Landlord delivered to Tenant possession of the Expansion Space, solely to the extent that clean up, removal or remediation of such materials is necessitated by the construction of the Tenant Improvement Work (as defined in Exhibit B attached hereto) and/or (4) except to the extent caused by or released by Tenant, any of Tenant’s agents, invitees, employees, contractors and/or any Tenant Related Party, Hazardous Materials which first come to be present in, on or under the Building after the date Landlord delivered possession of the Expansion Space to Tenant and such presence is a violation of Laws. Tenant agrees to promptly notify Landlord if Tenant becomes aware of any circumstance which requires Landlord’s performance pursuant to Sections 6.02(a) (1), (2), (3) or (4) above, and Landlord’s obligation for such performance shall only commence after receiving such notice. Landlord represents, to its knowledge based solely upon (x) that certain Phase I Environmental Site Assessment prepared by EMG dated January 22, 2007, (y) that certain Bulk Asbestos Analysis – PLM (Project No. EO 18571) prepared by Micro Analytical Laboratories, Inc. dated February 19, 2008, and (z) the current actual knowledge of Kathleen Byrne (Leasing Director – San Francisco Region), that the Expansion Space is free of Hazardous Materials in amounts and conditions which are in violation of applicable Laws. To the extent that such representation is inaccurate, Tenant’s sole remedy shall be to enforce its rights under this Section 6.02(a) to cause Landlord to remove, remediate and/or clean-up such Hazardous Materials, and to the extent applicable, Tenant shall be permitted to exercise its rights pursuant to Section 6.03 below. Anything herein to the contrary notwithstanding, (i) all costs incurred by Landlord pursuant to Sections 6.02(a) (1), (2) and (3) above shall be borne by Landlord and no portion thereof shall be passed through to Tenant or considered to be included in the definition of Expenses; and (ii) all costs incurred by Landlord pursuant to Section 6.02(a)(4) above shall be included in the definition of Expenses only to the extent expressly permitted pursuant to Section 2 of Exhibit B to the Lease.

(b) Americans with Disabilities Act. Notwithstanding any provision of Section 5 of the Lease to the contrary, Tenant’s obligation to comply with all Laws related to the Expansion Space shall include, without limitation, the correction of any violations in the Expansion Space of any provision of the Americans with Disabilities Act, whether existing on the date hereof or thereafter. Notwithstanding the foregoing provisions of this Section 6.02(b), any provision set for in Section 5 of the Lease, or any other provision set forth in Section 6.02(c) herein below to the contrary, to the extent that a change to the Common Areas (including, without limitation, those portions of the Base Building therein) becomes required under the Americans with Disabilities Act as a result of Tenant’s use of the Expansion Space (other than for the Permitted Use), the condition, configuration or occupancy of the Expansion Space, or Alterations or improvements in the Expansion Space, then either (1) to the extent such change becomes required as a result of the Tenant Improvement Work (as defined in Exhibit B attached hereto), then Landlord, at its option, shall either cause such change to be made or reimburse the Tenant for the reasonable cost thereof, or (2) to the extent such change becomes required but not as a result of the Tenant Improvement Work (as defined in Exhibit B attached hereto), then Tenant, at Landlord’s option, shall either cause such change to be made or reimburse the Landlord for the reasonable cost thereof. Any costs incurred by Landlord pursuant to (and not directly reimbursed by Tenant to the extent required by) this Section 6.02(b) shall be included in the Expenses only to the extent expressly permitted pursuant to Section 2 of Exhibit B to the Lease; provided, however, that, solely for purposes of calculating Tenant’s Pro Rata Share of Expenses for the Expansion Space, any references in Sections 2.01(i), 2.02(h) and 2.02(r) thereof to “the date of this Lease” shall be interpreted to mean “the Expansion Effective Date”.

(c) Laws in General.

(1) Expansion Space. Except as otherwise set forth in Section 6.02(b) above with respect to issues arising out of the American with Disabilities Act (which section shall specifically govern such issues) or as set forth in Section 6.02(a) above with respect to issues relating to Hazardous Materials (which section shall specifically govern such issues), notwithstanding any provision in Section 5 of the Lease to the contrary, Landlord, at its sole cost and expense (except as set forth herein below), shall be responsible for correcting any violations of applicable Laws with respect to the Expansion Space solely to the extent (x) such violations exist in the Expansion Space prior to the Expansion Effective Date or (y) such violation exists as a result of a change in Law (or interpretation thereof) after the Expansion Effective Date which necessitates a modification to the Base Building components located within the Expansion Space. Notwithstanding the foregoing sentence, with respect to the Expansion Space, Tenant shall cause: (a) the correction of any violation of Law as a result of any changes in Law (or the interpretation thereof) after the Expansion Effective Date which necessitates a modification to non-Base Building components of the Expansion Space, (b) compliance which is required as a result of the specific nature of Tenant’s use of or business in the Expansion Space; (c) compliance which is required as a result of the acts or omissions of Tenant, its agents, employees or contractors whether pursuant to the terms hereof or the Lease; (d) compliance which is required as a result of the Tenant’s arrangement of any furniture, equipment or other property in the Expansion Space; or (e) compliance which is required as a result of any repairs, alterations, additions or improvements in the Expansion Space which are performed by or on behalf of Tenant. Any costs incurred by Landlord pursuant to this Section 6.02(c)(1)) shall be included in the definition of Expenses only to the extent expressly permitted pursuant to Section 2 of Exhibit B to the Lease; provided, however, that, solely for purposes of calculating Tenant’s Pro Rata Share of Expenses for the Expansion Space, any references in Sections 2.01(i), 2.02(h) and 2.02(r) thereof to “the date of this Lease” shall be interpreted to mean “the Expansion Effective Date”.

(2) Common Areas. Except as otherwise set forth in Section 6.02(b) above with respect to issues arising out of the American with Disabilities Act (which section shall specifically govern such issues) or as set forth in Section 6.02(a) above with respect to issues relating to Hazardous Materials (which section shall specifically govern such issues), notwithstanding any provision in Section 5 of the Lease to the contrary (a) Landlord, at its sole cost and expense (except as set forth herein below), shall be responsible for correcting any violations of applicable Laws with respect to the Common Areas (including, without limitation those portions of the Base Building therein) to the extent (i) such violations exist in the Common Areas prior to the Expansion Effective Date, (ii) the correction of such violations is required as a result of the Tenant Improvement Work (defined in Exhibit B hereto), or (iii) the correction of such violations is required on a Building-wide basis by applicable Law and not required as a result of (1) the specific nature of the Tenant’s use of the Expansion Space (other than the Permitted Use) or (2) an Alteration or improvement in the Expansion Space which is performed by or on behalf of Tenant (other than the Tenant Improvement Work defined in Exhibit B hereto); provided, however, that (b) with respect to the Common Areas (including, without limitation those portions of the Base Building therein), Tenant shall cause (or, at Landlord’s option, Tenant shall reimburse Landlord for the reasonable cost of causing): (i) compliance which is required as a result of the specific nature of Tenant’s use of or business in the Expansion Space (other than the Permitted Use); (ii) compliance which is required as a result of the acts or omissions of Tenant, its agents, employees or contractors whether pursuant to the terms hereof or the Lease (other than the mere act of making repairs, alterations, additions or improvements and applying for permits for the same, which actions shall be governed by subsection (iv) below); (iii) compliance which is required as a result of the Tenant’s arrangement of any furniture, equipment or other property in the Expansion Space; or (iv) compliance which is required as a result of an Alteration or improvement in the Expansion Space performed by or on behalf of Tenant (other than the Tenant Improvement Work defined in Exhibit B hereto). Any costs incurred by Landlord pursuant to (and not directly reimbursed by Tenant to the extent required by) this Section 6.02(c)(2)) shall be included in the definition of Expenses only to the extent expressly permitted pursuant to Section 2 of Exhibit B to the Lease; provided, however, that, solely for purposes of calculating Tenant’s Pro Rata Share of Expenses for the Expansion Space, any references in Sections 2.01(i), 2.02(h) and 2.02(r) thereof to “the date of this Lease” shall be interpreted to mean “the Expansion Effective Date”.

(d) General Issues. As used herein, any reference to (1) a violation of Law “being triggered by” or “as a result of” some improvement or alteration, (2) compliance with Law “being required by” or “as a result of” some improvement or alteration, and/or (3) language of similar phrasing shall include, without limitation, the mere act of making such improvement or alteration and/or the mere act of applying for a permit in connection therewith, without qualification as to the type of work to be performed or the timing of such work except as explicitly set forth herein. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord shall make reasonable efforts to minimize any impact on Tenant in connection with any such appeal by Landlord. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements (or reimburse Tenant the reasonable cost thereof as stated above) necessary to comply with the terms of any final order or judgment.

6.03.	Remedies. Tenant hereby acknowledges and agrees that (a) the Landlord’s failure to deliver the Expansion Space in the condition contemplated by the provisions of Section 6.01 above and/or (b) the Landlord’s performance of its obligations under Section 6.02 above after June 1, 2008 shall not delay the Expansion Effective Date; provided, however, that (1) the foregoing shall not diminish Landlord’s obligations to address any such deficiencies or perform such obligations in the manner required by Sections 6.01 and/or 6.02 above subsequent to the Expansion Effective Date and (2) to the extent Landlord is required to correct such deficiencies or perform such obligations pursuant to Sections 6.01 and/or 6.02 above and the correction of such deficiencies or the performance of such obligations delays the Tenant’s substantial completion of the Tenant Improvement Work, Tenant shall be entitled to a day-for-day abatement of Base Rent for the Expansion Space (commencing after the Expansion Space Abatement Period) for a period of time equal to the period of time beginning on the date Tenant delivers written notice to Landlord of such deficiency or required performance and ending on the date such deficiency is corrected or performance is completed.

6.04.	Responsibility for Improvements to Expansion Space. Tenant shall be entitled to perform improvements to the Expansion Space, and to receive an allowance from Landlord for such improvements, in accordance with the Tenant Work Letter attached hereto as Exhibit B.

7.	Early Access to Expansion Space. Tenant shall not be permitted to take possession of the Expansion Space before the Expansion Effective Date.

8.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.01.

Excess Allowance/Expansion Space FF&E. Notwithstanding any provision herein or in the Tenant Work Letter to the contrary, but subject to the Allowance Deadline (as defined in the Tenant Work Letter), to the extent that there is remaining Tenant Improvement Allowance (as defined in the Tenant Work Letter) after the Tenant Improvement Work (as defined in the Tenant Work Letter) has been completed (the “Excess TI Allowance”), Landlord shall reimburse Tenant, up to the Excess TI Allowance amount, for the cost of (a) general office equipment (such as a facsimile machine or a copy machine), the installation cost of telephone and computer cabling in the Premises, the purchase and installation costs of furniture, cabling, voice/data infrastructure and systems, but expressly excluding any leased equipment or other leasing costs associated therewith, (collectively, the “Expansion Space FF&E”) to be located at all times at the Premises and for use by Tenant in the Premises and/or (b) the fabrication, construction and/or installation of the Additional Monument Sign (as defined in Section 8.04 below). Such reimbursement shall be made by Landlord upon 30 days written invoice to Landlord, which invoice shall be supported by Tenant’s paid receipts and/or invoices for such items. Landlord’s payment of such amounts shall not be deemed

Landlord’s approval or acceptance of the work furnished or materials supplied as described in Tenant’s payment request. Tenant hereby acknowledges and agrees that the Expansion Space FF&E shall expressly exclude office supplies (including, without limitation, letterhead and business cards). Tenant shall maintain and repair the Expansion Space FF&E in good and working order and shall insure the Expansion Space FF&E to the same extent Tenant is required to insure Tenant’s Property pursuant to the terms of the Lease. In the event that the Lease is terminated prior to the scheduled Termination Date, Tenant shall pay to Landlord the unamortized portion of the Excess TI Allowance contributed towards the Expansion Space FF&E (no later than the termination date of the Lease) and the Expansion Space FF&E shall be subject to the removal and restoration provisions set forth in Sections 8 and 25 of the Lease. In the event that the Lease is not terminated prior to the scheduled Termination Date, the Expansion Space FF&E shall be subject to the removal and restoration provisions set forth in Sections 8 and 25 of the Lease.

8.02.

Right of First Refusal. The first sentence of subsection A of Section 3 (Right of First Refusal) of Exhibit F to the Lease is hereby amended and restated to read in full as follows: “Tenant shall have the one time right of first refusal (each a “Right of First Refusal” and, collectively, the “Rights of First Refusal”) with respect to each available portion of the approximately 33,954 rentable square feet of space located on the 3rd floor of the Building, each as shown on the demising plan attached as Exhibit F to this Amendment (each such portion, a “Refusal Space” and collectively, the “Refusal Spaces”).” Additionally, subsection E of Section 3 (Subordination) of Exhibit F to the Lease is hereby deleted and shall be of no further force or effect.

8.03.	Renewal Option. The Renewal Option set forth in Section 2 of Exhibit F to the Lease shall apply to the Premises (including, without limitation, the Expansion Space) under the same terms and conditions set forth therein.

8.04.	Additional Monument Signage.

(a) Tenant, provided Tenant is not in Default and obtains all necessary building permits and zoning and regulatory approvals, shall have the right to construct a monument sign for purposes of identifying Tenant as an occupant of the Building (the “Additional Monument Sign”), which Additional Monument Sign shall be located on the Property in the location identified on Exhibit E hereto. Within a reasonable time after the mutual execution and delivery of this Amendment, Tenant shall submit detailed drawings of its proposed Additional Monument Sign to Landlord for its review and approval, which approval shall not be unreasonably withheld or delayed. Such drawings shall include, without limitation, detailed information concerning the size, material, shape, color, lettering, type and manner of illumination, if any, and method of installation of the proposed Additional Monument Sign. Landlord and Tenant and their respective architects shall work together in good faith to agree upon a final design for the Additional Monument Sign. Notwithstanding the foregoing, (i) the Additional Monument Sign shall be no larger in height than 5’7”, no longer in length than 7’4”, no wider in width than 9”, and with a black surrounding band of a width no greater than 15”, (ii) the Additional Monument Sign shall contain the address of the Building, (iii) the Additional Monument Sign shall be constructed in a style similar to the existing Building monument sign and those of the project commonly known as the Peninsula Office Park, currently owned by the Landlord and/or its affiliates and (iv) until Tenant’s rights to the Additional Monument Sign expire or terminate in accordance with the terms hereof, Landlord shall not grant to any other person or entity a right to include such person’s or entity’s name, information or logo on the Additional Monument Sign. Notwithstanding clause (iv) immediately above, Tenant shall include Landlord’s name and logo (or that of any one of its affiliates or subsidiaries) on the Additional Monument Sign at Landlord’s request, and upon delivery within 5 business days after request thereof of the design and specifications of Landlord’s signage; provided, in no event shall the space devoted to such Landlord’s signage exceed ten percent (10%) of the total square footage of such portion of the

Additional Monument Sign devoted to signage (excluding any pedestal, for example). Tenant hereby acknowledges and agrees that the rights granted to Tenant pursuant to this Section (and any approval given by Landlord pursuant to this Section) shall not be deemed to constitute a representation and/or warranty by Landlord that the installation or construction contemplated hereby is permitted by applicable Law.

(b) Tenant shall be solely responsible for all costs in connection with the Additional Monument Sign, including, without limitation, all costs of obtaining permits and zoning and regulatory approvals and all costs of design, construction, installation, supervision and wiring. Prior to commencing any work in connection with the installation of the Additional Monument Sign, Tenant shall furnish to Landlord for its approval copies of all plans and specifications for the installation and wiring of the Additional Monument Sign; names and addresses of contractors; copies of contracts; necessary permits and evidence of contractor’s and subcontractor’s insurance in an amount reasonably satisfactory to Landlord. Additionally, upon completion of construction, Tenant shall submit to Landlord “as-built” plans for the Additional Monument Sign (if there have been changes from the plans previously approved by Landlord), completion affidavits and full and final waivers of lien. Except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents, contractors or employees (but subject to Sections 15 and 20 of the Lease) (i) Tenant shall be solely responsible for any damage to the Additional Monument Sign and any damage that the Additional Monument Sign or its installation may cause to the Property or any other property of Landlord or any third party, and (ii) Tenant will indemnify Landlord against any cost or liability of any kind relating to the Additional Monument Sign which arises during the Lease Term (as the same may be extended).

(c) Except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents, contractors or employees (but subject to Sections 15 and 20 of the Lease), Tenant shall be responsible for maintaining the Additional Monument Sign in a first class manner and for all costs of repairing the Additional Monument Sign, including, without limitation, all cost of repairing or replacing any damaged portions of the Additional Monument Sign and the cost of replacing any lightbulbs, florescent or neon tubes or other illumination device. All such work shall be performed with reasonable prior notice to Landlord by contractors that meet the criteria set forth in this Section 8.04 above with respect to the installation of the Additional Monument Sign, including, without limitation, the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if Tenant fails to repair or maintain the Additional Monument Sign within 30 days written notice from Landlord to Tenant, Landlord shall have the right to maintain the Additional Monument Sign with contractors selected by Landlord and to bill Tenant for the cost thereof as Additional Rent.

(d) Tenant’s rights to (and obligations with respect to) the Additional Monument Sign shall terminate and Landlord shall have the right to remove the Additional Monument Sign (or Tenant’s name there from) at Landlord’s sole cost and expense (1) upon expiration or earlier termination of the Lease, and (2) if, at any time during the Term (or renewal thereof), Tenant (i) assigns the Lease (other than in connection with a Permitted Transfer), (ii) sublets 50% or more of the Premises (other than in connection with a Permitted Transfer), (iii) ceases to occupy 50% or more of the Premises, or (iv) Defaults under any term or condition of the Lease and such Default is not cured for a period in excess of 90 days (provided that the foregoing in no event shall be construed to be an extension of any cure period available to Tenant as provided in the Lease).

(e) As of the date the Additional Monument Sign is fully constructed, if ever, the Tenant’s right to display its name on the existing Building monument sign (as further described in Section 4 of Exhibit F to the Lease, entitled “Interior and Monument Signage”) shall be of no further force or effect, and Tenant shall remove its signage installed on the existing Building monument sign and repair any damage caused by such removal.

8.05.	Compliance with Law. Without limiting Tenant’s obligations under the Lease (and notwithstanding Landlord’s obligations under Section 5 of the Lease, as amended), if, as a result of Tenant’s performance of any Alteration, Landlord becomes required under Law to perform any inspection or give any notice relating to the Premises or such Alteration, or to ensure that such Alteration is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance. The foregoing provisions of this Section 8.05 shall not apply to the Original Premises, and the Original Premises shall be governed in such matters by the terms of the Lease.

8.06.	Logo Signage.

(a) Tenant, provided Tenant is not in Default and obtains all necessary building permits and zoning and regulatory approvals, shall have the right to attach one logo sign identifying Tenant (the “Logo Sign”) on the exterior of the Building’s main entrance just above the currently located “2955” numbers, the exact dimensions thereof to be approved by Landlord in its reasonable judgment. Within a reasonable time after the mutual execution and delivery of this Amendment, Tenant shall submit detailed drawings of its proposed Logo Sign to Landlord for its review and approval, which approval shall not be unreasonably withheld or delayed. Such drawings shall include, without limitation, detailed information concerning the size, material, shape, color, lettering, type and manner of illumination, if any, and method of installation of the proposed Logo Sign. Landlord and Tenant and their respective architects shall work together in good faith to agree upon final specifications for the Logo Sign. Tenant hereby acknowledges and agrees that the rights granted to Tenant pursuant to this Section (and any approval given by Landlord pursuant to this Section) shall not be deemed to constitute a representation and/or warranty by Landlord that the installation or construction contemplated hereby is permitted by applicable Law.

(b) Tenant shall be solely responsible for all costs in connection with the Logo Sign, including, without limitation, all costs of obtaining permits and zoning and regulatory approvals and all costs of design, construction, installation, supervision and wiring. Prior to commencing any work in connection with the installation of the Logo Sign, Tenant shall furnish to Landlord for its approval copies of all plans and specifications for the installation and wiring of the Logo Sign; names and addresses of contractors; copies of contracts; necessary permits and evidence of contractor’s and subcontractor’s insurance in an amount reasonably satisfactory to Landlord. Except to the extent caused by the negligence or willful misconduct of Landlord or its agents, contractors or employees (but subject to Sections 15 and 20 of the Lease) (i) Tenant shall be solely responsible for any damage to the Logo Sign and any damage that the Logo Sign or its installation may cause to the Building, the Property, or any other property of Landlord or any third party, and (ii) Tenant will indemnify Landlord against any cost or liability of any kind relating to the Logo Sign.

(c) Except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents, contractors or employees (but subject to Sections 15 and 20 of the Lease), Tenant shall be responsible for maintaining the Logo Sign in a first class manner and for all costs of repairing the Logo Sign, including, without limitation, all cost of repairing or replacing any damaged portions of the Logo Sign and the cost of replacing any lightbulbs, florescent or neon tubes or other illumination device. All such work shall be performed with reasonable prior notice to Landlord by contractors that meet the criteria set forth in this Section 8.06 above with respect to the installation of the Logo Sign, including, without limitation, the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if Tenant fails to repair or maintain the Logo Sign within 30 days written notice from Landlord to Tenant, Landlord shall have the right to maintain the Logo Sign with contractors selected by Landlord and to bill Tenant for the cost thereof as Additional Rent.

(d) Tenant, upon the expiration date or sooner termination of the Lease, shall remove the Logo Sign and restore any damage to the Building and Property at Tenant’s expense. Such removal and restoration work shall be performed by contractors that meet the criteria set forth in this Section 8.06 above with respect to the installation of the Logo Sign, including, without limitation, the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed. In addition, Tenant’s right to the Logo Sign shall terminate and Landlord shall have the right to remove the Logo Sign at Tenant’s sole cost and expense, if, at any time during the Term (or renewal thereof), Tenant (1) assigns the Lease (other than in connection with a Permitted Transfer), (2) sublets 50% or more of the Premises (other than in connection with a Permitted Transfer), (3) ceases to occupy 50% or more of the Premises, or (4) Defaults under any term or condition of the Lease and such Default is not cured for a period in excess of 90 days (provided that the foregoing in no event shall be construed to be an extension of any cure period available to Tenant as provided in the Lease). Notwithstanding the foregoing, Landlord shall have the right to perform any removal or restoration work with contractors selected by Landlord and to bill Tenant for the cost thereof as Additional Rent.

8.07.	Parking. Effective as of the Expansion Effective Date, reference to “194 non- reserved parking spaces” in Section 1 of Exhibit G to the Lease is hereby amended and restated as “306 non-reserved parking spaces”.

8.08.	Permitted Use. Notwithstanding anything to the contrary contained in the Lease, no portion of the Premises shall be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities, or sexual conduct or any other use that, as of the time of the execution hereof, has or could reasonably be expected to have a material adverse effect on the Property or its use, operation or value.

8.09.	Security Cameras.

(a) Tenant shall have the right to lease space in the Common Areas of the Building for the purpose of installing (in accordance with Section 9.03 of the Lease, as amended), operating and maintaining thirteen (13) security cameras (the “Security Cameras”). The Security Cameras shall be located at entrances to the Premises and/or in stairwell corridors (in each case, a “Camera Location” and collectively, the “Camera Locations”), as more fully shown on Exhibit D attached hereto. The area leased to Tenant for each Camera Location shall not exceed 4 square feet of wall or ceiling space. Landlord reserves the right to cause the Tenant to relocate the Camera Locations as reasonably necessary. Notwithstanding the foregoing, Tenant’s right to install the Security Cameras shall be subject to the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Security Cameras, the size of the Security Cameras, the manner in which the Security Cameras are attached to the Building and the manner in which any cables are run to and from the Security Cameras. The cable between a Security Camera and Tenant’s suite, and any other cable connected to the Security Cameras (the “Security Camera Cable”) must be tagged with a label showing Tenant’s name, phone number and suite number. The Security Cameras, the Security Camera Cable, and all related equipment shall be referred to herein as the “Security Equipment”. The precise specifications and a general description of the Security Equipment along with all documents Landlord reasonably requires to review the installation of the Security Equipment (the “Security Equipment Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than 5 Business Days before Tenant commences installation of the Security Equipment. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Security Equipment. Tenant shall notify Landlord upon completion of the installation of the Security Equipment. If Landlord determines that the Security Equipment does not comply with the approved Security Equipment Plans and Specifications, that the Building has been damaged during installation of the Security Equipment or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to immediately cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. It is further understood and agreed that the installation, maintenance, operation and removal of the Security Equipment are not permitted to damage the Building, or interfere with the use of the Building by Landlord or any other occupant of the Building. Tenant agrees to be responsible for any damage caused to any part of the Building as a result of the installation, maintenance, operation and removal of the Security Equipment. Tenant hereby acknowledges and agrees that the rights granted to Tenant pursuant to this Section (and any approval given by Landlord pursuant to this Section) shall not be deemed to constitute a representation and/or warranty by Landlord that the installation or construction contemplated hereby is permitted by applicable Law. Landlord and Tenant acknowledge that Tenant previously installed four (4) of the permitted thirteen (13) Security Cameras (and the Security Equipment related thereto) in the Building, and Tenant shall repair, maintain and operate such Security Cameras in accordance with the terms of this Section 8.09.

(b) Tenant, at its sole cost and expense, and at its sole risk, shall install, operate and maintain the Security Equipment in a good and workmanlike manner, in satisfactory condition as to appearance and safety in Landlord’s sole discretion and in compliance with all Laws. The Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of the Security Equipment. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Security Equipment because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. The Security Equipment shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of the Lease (as amended) or Tenant’s right to possession hereunder.

(c) Tenant must provide Landlord with prior written notice of any installation, removal or repair of the Security Equipment and shall coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the Building. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on that portion of the Building to perform such work, or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. If Landlord contemplates repairs or maintenance that could affect Tenant’s Security Equipment, Landlord shall formally notify Tenant at least 30 days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such security.

(d) Tenant, at Tenant’s sole cost and expense and upon Landlord’s prior approval, shall install at each of the Camera Locations signage (“Security Signage”) which contains the following: “Security Camera Monitored Solely by Netsuite, Inc.” Landlord shall have no obligation to monitor Tenant’s Security Cameras. Tenant hereby waives any and all claims against Landlord for any damages arising from Tenant’s exercise of its rights under this Section.

Furthermore, Tenant agrees to indemnify, defend and hold Landlord and the Landlord Related Parties harmless from and against any and all damages, losses, claims, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ and other professional fees), actions or causes of action, or judgments arising in any manner from Tenant’s installation, operation, use and maintenance of the Security Equipment and the Camera Locations.

(e) If Tenant defaults under any of the terms and conditions of this Section or the Lease (as amended), and Tenant fails to cure said default within any applicable cure period, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease (as amended), including removing all or any of the Security Equipment, and restoring the Building to the condition that existed prior to the installation of the Security Equipment. If Landlord removes the Security Equipment as a result of an uncured default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Security Equipment and repairing any damage to the Building caused by the installation, operation or maintenance of the Security Equipment.

8.10.

Supplemental HVAC Units. Subject to the terms of this Section 8.10, Tenant shall be permitted to use the three supplemental HVAC units (the “Supplemental HVAC Units”) that currently exist in the Expansion Space. Such use shall be at Tenant’s sole risk, cost and expense, and Landlord shall have no responsibility with respect to Tenant’s use of the Supplemental HVAC Units. The Supplemental HVAC Units are connected to the Building’s condenser water loop, and Tenant shall not be entitled to use more than its proportionate share of the Building’s excess water condenser capacity. Any change in the Supplemental HVAC Units, including any change in the size or design of a Supplemental HVAC unit, the manner in which a Supplemental HVAC Unit will be vented and access outside air, if applicable, or the manner in which Tenant connects to Landlord’s condenser water loop, including, without limitation, the routing of any water lines, shall be subject to Landlord’s prior reasonable written approval. Tenant shall be responsible, at its cost, for maintaining and repairing the Supplemental HVAC Units (and the condenser water loop on the 4th floor of the Building) to the reasonable satisfaction of Landlord and the cost of maintaining a submeter for the Supplemental HVAC units to measure electricity consumed in connection with the Supplemental HVAC units, as well as the cost of all such electricity that is consumed in connection therewith. Tenant shall not be entitled to remove the Supplemental HVAC Units from the Expansion Space without Landlord’s prior approval, which may be withheld, granted or conditioned in Landlord’s sole and absolute discretion.

9.	Miscellaneous.

9.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

9.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

9.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.06.	Tenant hereby represents to Landlord that Tenant has dealt with Ben Paul of NAI BT Commercial in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with this Amendment or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

9.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company

By:	/s/ Kenneth J. Churich

Name:	Kenneth J. Churich

Title:	Senior Vice President – Leasing

TENANT:

NETSUITE INC., a Delaware corporation

By:	/s/ James McGeever

Name:	James McGeever

Title:	Chief Financial Officer

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

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EXHIBIT B

TENANT WORK LETTER

Capitalized terms used but not defined herein shall have the meanings given in the amendment (the “Agreement”) to which this Exhibit B (this “Tenant Work Letter”) is attached. As used herein, “Premises” shall mean the Expansion Space. Tenant accepts the Premises subject to the terms of Section 6.01 of the Agreement. This Tenant Work Letter sets forth the obligations of Landlord and Tenant relating to the design, permitting and construction of the tenant improvements in the Premises. All improvements described in this Tenant Work Letter to be constructed in and upon the Premises by Tenant shall be referred to herein as the “Tenant Improvements”. The construction of the Tenant Improvements, together with any related work in the Premises (including any demolition of existing leasehold improvements) that is necessary to construct the Tenant Improvements, shall be referred to herein as the “Tenant Improvement Work”.

SECTION 1

TENANT IMPROVEMENT ALLOWANCE

1.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of $15.00 per rentable square foot of the Premises to be applied toward the Tenant Improvement Allowance Items (defined in Section 1.2 below). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Notwithstanding anything herein to the contrary, if Tenant fails to use the entire Tenant Improvement Allowance by the date that is 12 months after the Expansion Effective Date (the “Allowance Deadline”), the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2 Disbursement of the Tenant Improvement Allowance.

1.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

(a) the fees of the Architect (defined in Section 2.1 below) and the Engineers (defined in Section 2.1 below);

(b) plan-check, permit and license fees relating to performance of the Tenant Improvement Work;

(c) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

(d) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith;

(e) the cost of any change to the Plans or Tenant Improvements required by applicable Laws;

(f) the Coordination Fee (defined in Section 3.2.2 below); and

(g) sales and use taxes.

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1.2.2 Disbursement of Tenant Improvement Allowance. Subject to the provisions of this Tenant Work Letter, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items and shall authorize the release of monies for Tenant’s benefit as follows:

1.2.2.1 Monthly Disbursements. On or before the first day of each calendar month during the performance of the Tenant Improvement Work, Tenant shall deliver to Landlord: (i) a request for payment of the Contractor (defined in Section 3.1 below), approved in writing by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of Tenant’s Agents (defined in Section 3.1.2 below) for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents (along with unconditional mechanic’s lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Within 30 days after receipt of all of the foregoing, Landlord shall deliver a check to Tenant, made jointly payable to the Contractor and Tenant, in the amount of the lesser of (a) the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention (the aggregate amount of such retentions to be known as the “Final Retention”), or (b) the amount of any remaining portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not reasonably dispute any request for payment based on any failure of the work to comply with the Approved Construction Drawings (defined in Section 2.4 below) or otherwise to be of the required quality, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as described in Tenant’s payment request.

1.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention, payable jointly to Tenant and the Contractor, shall be delivered by Landlord to Tenant following the latest to occur of (a) the completion of the Tenant Improvement Work; (b) Tenant’s delivery to Landlord of (i) properly executed mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) a certificate from the Architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvements have been substantially completed, and (iii) evidence that all required governmental approvals required for Tenant to legally occupy the Premises have been obtained; (c) Tenant’s performance of its obligations under clause (i) of the third sentence of Section 3.3 below; or (d) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, the general contractor, financial close-out matters, and tenant vendors.

SECTION 2

PLANS

2.1 Selection of Architect/Plans. Tenant shall retain the architect/space planner designated by Landlord (the “Architect”) and the engineering consultants designated by Landlord (the “Engineers”) to prepare all architectural plans for the Premises and all engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be referred to herein collectively as the “Plans.” All Plans shall (a) comply with the drawing format and specifications required by Landlord, (b) be consistent with Landlord’s then current requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building, and (c) otherwise be subject to Landlord’s approval, which shall not be unreasonably withheld. Tenant shall cause the Architect to verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Plans and approval of the Approved Construction Drawings (defined in Section 2.3 below) shall be for its sole benefit and shall not create or imply any obligation on the part of Landlord to review the same for Tenant’s benefit, whether with respect to quality, design, compliance with Law or any other matter. Accordingly, notwithstanding any review of the Plans

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by Landlord or any of its space planners, architects, engineers or other consultants, and notwithstanding any advice or assistance that may be rendered to Tenant by Landlord or any such consultant, Landlord shall not be liable for any error or omission in the Plans or have any other liability relating thereto. Without limiting the foregoing, Tenant shall be responsible for ensuring (x) that all elements of the design of the Plans comply with applicable Law and are otherwise suitable for Tenant’s use of the Premises, and (y) that no Tenant Improvement impairs any Building system or Landlord’s ability to perform its obligations under the Lease, and Landlord’s approval of the Construction Drawings (defined in Section 2.3 below) shall not relieve Tenant from such responsibility.

2.2 Space Plan. Tenant shall cause the Architect to prepare the Space Plan for the Tenant Improvements, including a layout and designation of all offices, rooms and other partitioning, and equipment to be contained in the Premises, together with their intended use (the “Space Plan”), and shall deliver four (4) copies of the Space Plan, signed by Tenant, to Landlord for its approval. Landlord shall provide Tenant with written notice approving or reasonably disapproving the Space Plan within 10 business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of the Agreement. If Landlord disapproves the Space Plan, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Space Plan, Tenant shall cause the Space Plan to be modified and resubmitted to Landlord for its approval. Such procedure shall be repeated as necessary until Landlord has approved the Space Plan. At Landlord’s option, before submitting the Construction Drawings, Tenant shall supply Landlord with intermediate stages of the Plans. Landlord and Tenant acknowledge that, as of the date of mutual execution and delivery of the Agreement, Tenant has previously delivered to Landlord, and Landlord has approved, the Space Plan dated February 14, 2008 prepared by Brereton Architects, as required under this Section 2.2.

2.3 Construction Drawings. After Landlord approves the Space Plan, Tenant shall cause the Architect and the Engineers to complete the architectural, engineering and final architectural working drawings for the Tenant Improvements in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Construction Drawings”), and shall deliver four (4) copies of the Construction Drawings, signed by Tenant, to Landlord for its approval, which approval shall not be unreasonably withheld provided the Construction Drawing are materially consistent with the approved Space Plans and otherwise comply with the terms of Section 2.1 hereof. Notwithstanding the foregoing, at Tenant’s option, the Construction Drawings may be prepared in two phases (first the architectural drawings, then engineering drawings consistent with the previously provided architectural drawings), provided that each phase shall be subject to Landlord’s approval. Landlord shall provide Tenant with written notice approving or reasonably disapproving the Construction Drawings (or the applicable component thereof) within 15 business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of the Agreement. If Landlord disapproves the Construction Drawings (or any component thereof), Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Construction Drawings (or any component thereof), Tenant shall cause the Construction Drawings to be modified and resubmitted to Landlord for its approval. Such procedure shall be repeated as necessary until Landlord has approved the Construction Drawings (or the applicable component thereof). Tenant shall not commence construction of the Tenant Improvements until after the Construction Drawings are approved by Landlord. No revision may be made to the approved Construction Drawings (the “Approved Construction Drawings”) without Landlord’s prior written consent, which shall not be unreasonably withheld.

2.4 Permits. Tenant shall submit the Approved Construction Drawings to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all applicable building permits necessary to allow the Contractor to commence and complete the performance of the Tenant Improvement Work (the “Permits”). Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. Notwithstanding anything to the contrary in this Section 2.4, Tenant, and not Landlord or its consultants, shall be responsible for obtaining any Permit or certificate of occupancy; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any Permit or certificate of occupancy. Tenant shall not commence construction until all Permits are obtained.

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SECTION 3

CONSTRUCTION OF THE TENANT IMPROVEMENTS

3.1 Selection of Contractors.

3.1.1 The Contractor. Tenant shall retain a general contractor (the “Contractor”) to perform the Tenant Improvement Work. The Contractor shall be selected by Tenant, by written notice to Landlord, from a list of general contractors provided by Landlord or, at Landlord’s option, from a list of general contractors provided by Tenant and approved in writing by Landlord. For purposes of this Section 3.1.1, Landlord’s approval of a proposed general contractor shall not be considered unreasonably withheld if such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required under the terms of the Lease, (c) cannot be bonded for the work in an amount equal to 150% of the Final Costs (defined in Section 3.2.1 below), (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges that the foregoing is not an exclusive list of the reasons why Landlord may reasonably disapprove a proposed general contractor. Anything herein to the contrary notwithstanding, Landlord hereby approves of the following contractors as potential general contractors: (i) Novo Construction, Inc., a California corporation, (ii) McLarney Construction, Inc., a California corporation, and (iii) Donnelly Kerley Builders, Inc., a California corporation.

3.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen and suppliers used by Tenant (together with the Contractor) shall be referred to herein collectively as “Tenant’s Agents”. Landlord shall have the right to approve or disapprove any of the subcontractors that shall perform services for the Tenant in relation to the Base Building, such approval not to be unreasonably withheld, conditioned or delayed.

3.2 Construction.

3.2.1 Construction Contract; Final Costs. Tenant shall not enter into a construction contract with the Contractor (the “Contract”) unless it complies with Section 3.2.3 below, and following execution of the same, Tenant shall promptly deliver a copy of such Contract to Landlord. Before commencing construction of the Tenant Improvement Work, Tenant shall deliver to Landlord a detailed breakdown of the schedule of values, by trade, of the final costs that will be or have been incurred, as set forth more particularly in Section 1.2.1 above, in connection with the performance of the Tenant Improvement Work and that form the basis for the amount of the Contract (the “Final Costs”). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Tenant Improvement Allowance Items, to the extent the same exceed the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Tenant Work Letter.

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3.2.2 Landlord’s General Conditions for Tenant Improvement Work. The Tenant Improvement Work shall be performed in a good and workmanlike manner and in strict accordance with the Approved Construction Drawings. Tenant shall cause Tenant’s Agents to submit to Landlord schedules of all work relating to the Tenant Improvement Work, whereupon Landlord, within five (5) business days, shall inform Tenant’s Agents of any necessary changes thereto, and Tenant shall cause Tenant’s Agents to adhere to such corrected schedule. Tenant shall abide by all rules established by Landlord relating to the performance of the Tenant Improvement Work, including rules relating to the use of freight, loading dock and service elevators; any required shutdown of utilities (including lifesafety systems); storage of materials; and coordination of work with other tenants’ contractors. In consideration of Landlord’s coordination of the performance of the Tenant Improvement Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to 3% of the sum of the Final Costs (as the same may be increased hereunder) plus any other amounts expended by Tenant in performing the Tenant Improvement Work.

3.2.3 Warranty of Contractor. Tenant shall cause the Contractor to agree to be responsible for (a) the repair, replacement and/or removal, without additional charge, of any portion of the Tenant Improvements that is or becomes defective, in workmanship, materials or otherwise, on or before the date occurring one (1) year after the later to occur of (i) completion of the Tenant Improvements, or (ii) the Expansion Effective Date; and (b) the repair of any damage to the Building and/or Common Areas resulting from such repair, replacement and/or removal. Such agreement shall be expressly set forth in the Contract and, by its terms, shall inure to the benefit of both Landlord and Tenant as their respective interests may appear, and shall be enforceable by either Landlord or Tenant. Upon Landlord’s request, Tenant shall provide Landlord with any assignment or other assurance that may be necessary to enable Landlord to enforce such agreement directly against the Contractor.

3.2.4 Insurance Requirements. The Tenant Improvements shall be subject to the insurance provisions set forth in Sections 9.03 and 14 of the Lease.

3.2.5 Compliance. Subject to Sections 6.01 and 8.05 of the Agreement, the Tenant Improvement Work shall comply in all respects with (i) all applicable Laws; (ii) all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) all applicable building material manufacturer’s specifications. Without limiting the foregoing, if, as a result of Tenant’s performance of the Tenant Improvement Work, Landlord becomes required under applicable Law to perform any inspection or give any notice relating to the Premises or the Tenant Improvement Work, or to ensure that the Tenant Improvement Work is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance.

3.2.6 Inspection by Landlord. Notwithstanding anything to the contrary in the Lease, Landlord, at any time and without notice to Tenant, may enter the Premises to inspect the Tenant Improvement Work. Neither Landlord’s performance of such inspection nor its failure to perform such inspection shall result in a waiver of any of Landlord’s rights hereunder or be deemed to imply Landlord’s approval of the Tenant Improvement Work. If, by written notice to Tenant, Landlord reasonably identifies any defect in the Tenant Improvement Work, Tenant shall promptly cause the Contractor to correct such defect at no expense to Landlord. Notwithstanding anything else herein to the contrary, if a defect in the Tenant Improvement Work so identified by Landlord might adversely affect any system or structural component of the Building, the curtain wall or exterior appearance of the Building, or any other tenant’s use of the Building, or might give rise to liability on the part of Landlord to any third party, then (a) Landlord, at Tenant’s expense, may take such action (including suspension of construction of the Tenant Improvements) as Landlord reasonably deems necessary to correct such defect, and (b) until such defect is corrected, Landlord shall have no obligation to disburse any portion of the Tenant Improvement Allowance.

3.2.7 Meetings. Commencing upon the execution of the Agreement, Tenant shall hold weekly meetings with the Architect and the Contractor regarding the progress of the preparation of Plans, the obtaining of the Permits, and the performance of the Tenant Improvement Work. Such meetings shall be held at the Original Premises and at a reasonable

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time of which Tenant shall provide Landlord with at least three (3) business days’ prior written notice. Landlord shall have the right to attend such meetings, and, upon Landlord’s request, Tenant shall cause Tenant’s Agents to attend such meetings. Tenant shall cause minutes of such meetings to be prepared and copies thereof to be delivered promptly to Landlord. One such meeting per month shall include a review of the Contractor’s current request for payment.

3.3 Tenant’s Covenants. Within 10 days after completing the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located, in accordance with California Civil Code Section 3093 or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s expense. Within 30 days after completing the Tenant Improvements, (a) Tenant shall cause the Architect and the Contractor to (i) update the Approved Construction Drawings as necessary to reflect all changes made to the Approved Construction Drawings during the course of construction, (ii) certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (iii) deliver to Landlord two (2) CD ROMS of such updated drawings in accordance with Landlord’s CAD Format Requirements (defined below); and (b) Tenant shall deliver to Landlord copies of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. For purposes hereof, “Landlord’s CAD Format Requirements” shall mean (w) the version is no later than current Autodesk version of AutoCAD plus the most recent release version, (x) files must be unlocked and fully accessible (no “cad-lock”, read-only, password protected or “signature” files), (y) files must be in “.dwg” format, and (z) if the data was electronically in a non-Autodesk product, then files must be converted into “‘dwg” files when given to Landlord.

SECTION 4

MISCELLANEOUS

4.1 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if Tenant defaults under the Lease or this Tenant Work Letter at any time before the Tenant Improvement Work is completed and fails to cure such default within the applicable cure period, if any, then (i) in addition to all other remedies Landlord has under the Lease or at law, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or cause the Contractor to cease performance of the Tenant Improvement Work until such default is cured, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be excused until such time as such default is cured pursuant to the terms of the Lease. Tenant shall be responsible for any delay in the completion of the Tenant Improvement Work caused by such work stoppage or such inaction by Landlord.

4.2 Application. This Exhibit shall not apply to any space other than the Premises as defined herein.

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EXHIBIT C

NOTICE OF LEASE TERM DATES

                                                 , 2008

To: _______________________________

_______________________________

_______________________________

_______________________________

Re:	First Amendment (the “Amendment”), dated ___________________, 2008, to a lease agreement dated August 2, 3005, between EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company (“Landlord”), and
NETSUITE, INC., a Delaware corporation (Tenant”), concerning Suite 400 on the Fourth floor of the building located at 2955 Campus Drive, San Mateo, California (the “Expansion Space”).
Lease ID: _____________________________
Business Unit Number: __________________

Dear __________________________:

In accordance with the Lease, Tenant accepts possession of the Expansion Space and confirms that (a) the Expansion Effective Date is ________________, 20____, and (b) the expiration date of the Lease is August 31, 2012.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, pursuant to Section 1.03 of the Amendment, if Tenant fails to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

“Landlord”:

EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company

By:
Name:
Title:

Agreed and Accepted as of________ , 2008.

“Tenant”:

NETSUITE INC., a Delaware corporation

By:
Name:
Title:

8

EXHIBIT D

CAMERA LOCATIONS

1

EXHIBIT E

ADDITIONAL MONUMENT SIGN LOCATION

1

EXHIBIT F

REFUSAL SPACE

1